UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 8, 2009
Rocky Mountain Chocolate Factory, Inc.
(Exact name of registrant as specified in is charter)

Colorado (State or other jurisdiction of incorporation)	0-14749 (Commission File Number)	84-0910696 (IRS Employer Identification No.)
265 Turner Drive
Durango, Colorado 81303
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (970) 259-0554
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) Election of Directors
     Effective June 8, 2009 the Board of Directors (the “Board”) of Rocky Mountain Chocolate Factory, Inc. (the “Company), based upon the recommendation of the Board’s Nominating Committee, appointed Mr. Scott G. Capdevielle to serve on the Board of Directors of the Company. This appointment expanded the size of the Board to six directors. Mr. Capdevielle will serve for a term expiring at the Company’s annual meeting of stockholders in 2009 and until his successor shall have been elected and qualified or until his earlier resignation or removal. The Board determined that Mr. Capdevielle would additionally serve upon the Nominating Committee, Compensation Committee and Audit Committee of the Board of Directors.
     Mr. Capdevielle founded and has served as President, Chief Executive Officer and a member of the Board of Directors of Syndicom, Inc. from 2000 to present. Prior to founding Syndicom, Mr. Capdevielle was Chief Executive Officer and founder of Untv, Inc. from 1999-2000, a California corporation pioneering user generated web video and distribution on the World Wide Web. From 1995-1999, Mr. Capdevielle founded and held the position of Chief Technical Officer and was a member of the Board of Directors of Andromedia Corporation which developed and sold web analytics software to Fortune 1000 companies prior to its sale to Macromedia, Inc. Mr. Capdevielle has been engaged in the software industry since 1993 and has served on several advisory boards and Board of Directors of technology companies from 1994 to present. He is currently a partner in Incas, LLC, a seed stage investment company focused in the medical device industry.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
Date: June 12, 2009	By:	/s/ Bryan J. Merryman
Bryan J. Merryman, Chief Operating Officer, Chief Financial Officer, Treasurer and Director